SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 Amendment No. 2

                           CONSOLIDATED PICTURES CORP.
                  --------------------------------------------
                 (Name of small business issuer in its charter)

       Delaware                        7812                      13-4151225
------------------------   ----------------------------  -----------------------
(State of Incorporation)   (Primary Standard Industrial       (I.R.S. Employer
                            Classification Code Number)   Identification Number)

         54 Hamilton Terrace
         New York, NY 10031
        646/554-4768 (PHONE)                       54 Hamilton Terrace
         509/691-7854 (FAX)                        New York, NY 10031
  --------------------------------      ----------------------------------------
  (Address and telephone number of      (Address of principal place of business
    principal executive offices)        or intended principal place of business)


                Avery Pack, President and Chief Executive Officer
                               54 Hamilton Terrace
                               New York, NY 10031
                              646/554-4768 (PHONE)
                               509/691-7854 (FAX)
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:

                               David L. Kahn, Esq.
                          535 N. Hayworth Avenue, #301
                              Los Angeles, CA 90048
                              323/658-6771 (PHONE)
                               213/736-5300 (FAX)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Calculation of Registration Fee

                                                            Proposed
                                            Amount          maximum         Proposed maximum
Title of each class of securities to         to be       offering price    aggregate offering    Registration
            be registered                 registered     per share (1)         price (1)             fee
-------------------------------------- -------------- ----------------- --------------------- ---------------
Units, each consisting of one share
of common stock and one Class A
warrant and one Class B warrant(2)(3)     500,000            $0.50               $250,000           $62.50
-------------------------------------- -------------- ----------------- --------------------- ---------------
(a) Common stock                          500,000               --                     --               --
-------------------------------------- -------------- ----------------- --------------------- ---------------
(b) Class A warrants to purchase
common stock                              500,000               --                     --               --
-------------------------------------- -------------- ----------------- --------------------- ---------------
(c) Common stock underlying Class A
warrants                                  500,000            $1.00               $500,000          $125.00
-------------------------------------- -------------- ----------------- --------------------- ---------------
(d) Class B warrants to purchase
common stock                              500,000               --                     --               --
-------------------------------------- -------------- ----------------- --------------------- ---------------
(e) Common stock underlying Class B
warrants                                  500,000            $1.50               $750,000          $187.50
-------------------------------------- -------------- ----------------- --------------------- ---------------
Total                                                                          $1,500,000          $375.00
-------------------------------------- -------------- ----------------- --------------------- ---------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2) Includes 500,000 shares of common stock issuable upon exercise of Class A warrants and 500,000 shares issuable upon exercise of Class B warrants.
(3) Pursuant to Rule 416 promulgated under the Securities Act, an indeterminate number of additional shares of common stock are registered in the event that provisions preventing dilution are triggered, as provided in the warrants. No additional registration fee has been paid for these shares of common stock. This rule will not permit us to use this registration statement to issue additional securities, and if we adjust the exercise price such that more than 1,500,000 shares of common stock are issuable, we will file another registration statement to cover the issuance of the additional shares.

                              DATED: _______, 2001

                                 PROSPECTUS

                      [LOGO]     CONSOLIDATED PICTURES CORP.

                                 500,000 UNITS


         We are offering 500,000 units. Each consists of one share of our common stock, one Class A warrant exercisable at $1.00 for one year from the date of this prospectus and one Class B warrant exercisable at $1.50 for two years from the date of this prospectus. Each warrant entitles the holder to acquire one share. The warrants are redeemable under certain circumstances. The exercise price of the warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered in this offering.

         Prior to this offering, no public market has existed for shares of our common stock. We cannot guarantee that a trading market for the shares of our common stock or warrants will ever develop.

         The offering will begin on the date of this prospectus and remain open for 12 months unless the maximum proceeds are received earlier or we decide to stop selling our securities. There is no required minimum number of units to be sold.

         The offering is being made directly by us through our directors and officers who will not receive any compensation for such sales.

Price Table                                    Total proceeds before expenses assuming sale of
                                         -------------------------------------------------------------
                                            125,000 units       250,000 units        500,000 units
                              Per Unit           25%                 50%                 100%
---------------------------- ----------- -------------------- ------------------- --------------------
   Public offering price       $0.50           $62,500             $125,000            $250,000

         This investment involves a high degree of risk and substantial dilution. You should purchase units only if you can afford a complete loss of your investment. We strongly urge you to read the entire prospectus. YOU SHOULD CAREFULLY REVIEW THE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DESCRIPTION OF THE RISKS INVOLVED IN OUR BUSINESS BEFORE MAKING ANY INVESTMENT DECISIONS. No escrow or trust account will be established. Your funds are to be paid directly to us. At the time of subscribing, you will not be able to know how many shares other investors will purchase.

         The information in this prospectus is not complete and may be changed. We are not permitted to sell the units until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state in which the offer or solicitation is not permitted.

         Brokers or dealers effecting transactions in the securities being offered pursuant to this prospectus should confirm that the securities are registered under applicable state law or that an exemption from registration is available.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is _______, 2001.

                       [LOGO] CONSOLIDATED PICTURES CORP.


                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.........................................................3
RISK FACTORS...............................................................5
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..................8
USE OF PROCEEDS............................................................9
DIVIDEND POLICY...........................................................10
DILUTION..................................................................11
CAPITALIZATION............................................................12
BUSINESS..................................................................13
OUR COMPANY...............................................................13
MANAGEMENT................................................................21
INDEMNIFICATION OF DIRECTORS AND OFFICERS.................................23
PRINCIPAL SHAREHOLDER.....................................................23
CERTAIN TRANSACTIONS......................................................23
DESCRIPTION OF CAPITAL STOCK..............................................24
PLAN OF DISTRIBUTION......................................................28
TRANSFER AGENT............................................................29
SHARES ELIGIBLE FOR FUTURE SALE...........................................29
LEGAL MATTERS.............................................................29
EXPERTS...................................................................29
AVAILABLE INFORMATION.....................................................30
INDEX TO FINANCIAL STATEMENTS.............................................F1

                               PROSPECTUS SUMMARY

Our Company

         We are a development stage, independent motion picture studio organized on January 16, 2001. After completing this offering we plan to develop, produce, market, and distribute low-budget films, captured and edited using digital video technologies. We plan to distribute our films directly to the international and domestic markets on DVDs sold on our websites, www.consolidatedpictures.com and www.darkwoodpictures.com. We have not had any operating revenues from operations.

         Our principal offices are located at 54 Hamilton Terrace, New York, NY 10031. Our telephone number is 646/554-4768 and our fax number is 509/691-7854.

The Offering

Securities offered by us:           Up to 500,000 units consisting of 1 share of
                                    common stock, 1 Class A and 1 Class B
                                    redeemable warrants.
--------------------------------------------------------------------------------
Price:                              $0.50 per unit
--------------------------------------------------------------------------------
Common stock outstanding            4,500,000
prior to the offering:
--------------------------------------------------------------------------------
Common stock outstanding after      4,625,000 if 25% of offering is sold
the offering:                       4,750,000 if 50% of offering is sold
                                    5,000,000 if 100% of offering is sold
--------------------------------------------------------------------------------
Warrants:                           Class A, 1-year redeemable warrant to
                                    purchase 1 share of common stock at $1.00 per share until ______, 2002.

                                    Class B, 2-year redeemable warrant to
                                    purchase 1 share of common stock at $1.50
                                    per share until ______, 2003.
--------------------------------------------------------------------------------
Terms:                              No minimum amount required to be sold before
                                    we use the offering proceeds.
--------------------------------------------------------------------------------
Plan of distribution:               We will sell our securities without an
                                    underwriter. They will be offered and sold
                                    by our principal executive officers.
--------------------------------------------------------------------------------
Use of proceeds:                    For motion picture production and working
                                    capital.
--------------------------------------------------------------------------------

         Unless otherwise specifically stated, information throughout this prospectus assumes: 500,000 units will be sold, the warrants will not be exercised, and excludes 500,000 shares of common stock reserved for issuance under our stock option plan.

Summary Financial Data

         The following summary financial data should be read in conjunction with our financial statements, including notes, and other financial information included elsewhere in this prospectus. The financial information as of June 30, 2001 is not necessarily indicative of results that may be expected for the entire year.

         The following table sets forth our selected financial data for the period ending June 30, 2001.

                                                January 16, 2001 (inception)
Statement of operations data                           through June 30, 2001
-----------------------------------------       -----------------------------
    Revenue from operations                             $        0
    Total costs and expenses                                 1,389
    Net loss                                                (1,389)
    Net loss per common share outstanding                      NIL
    Weighted average shares outstanding                  4,500,000



         The following table is a summary of our balance sheet at June 30, 2001.

Balance sheet data                                         As of June 30, 2001
------------------------------------------       ------------------------------
    Current assets                                           $   726
    Working capital                                              407
    Total assets                                                 726
    Total liabilities                                          1,115
    Total stockholder's equity (deficiency)                     (389)

                                  RISK FACTORS

         Please carefully consider these risks. Our securities should only be considered for purchase if you can afford the risk of losing your entire investment. Prior to purchasing our securities, prospective investors should carefully consider the following risk factors:

We have a very short operating history upon which you can evaluate our company.

         We are a newly organized development stage corporation and have a very limited operating history from which to evaluate our business and prospects. We have had no revenues. We had a minimal loss from January 16, 2001 (inception) to June 30, 2001. We had negative net worth of $389 and our working capital was $407 as of June 30, 2001. There can be no assurance that our future proposed operations will be implemented successfully or that we will ever have profits. We face all the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with the formation and commencement of operations, including operational difficulties and capital requirements and management's potential underestimation of initial and ongoing costs. In evaluating our business and prospects, these difficulties should be considered.

Because the motion picture business is highly speculative, we may never be profitable.

         We believe that, substantially all of our revenues will be derived from the production and distribution of our movies. The entertainment industry in general, and the development, production and distribution of motion pictures, in particular, is highly speculative and involves a substantial degree of risk. Since each project is an individual artistic work and its commercial success is primarily determined by audience reaction, which is volatile and unpredictable, there can be no assurance that any entertainment property will be profitable. Even if a production is a critical or artistic success, there is no assurance that it will be profitable. Relatively few motion pictures return a profit to investors. There can be no assurance that a motion picture will recoup its production costs. There is a high degree of risk that any motion picture we produce will not return all or any portion of our investment.

Because the movie industry is intensely competitive and we lack the name recognition and resources of our competitors, we may never become profitable.

         Competition in the motion picture industry is intense. We will be competing with other film producers for scripts, actors, directors as well as audiences. We will face competition from other varieties of public entertainment.

         Virtually all of our competitors are larger than we are, have been in business longer than we have, and have substantially more resources at their disposal. Some of the production and distribution companies we compete with are

Troma Entertainment, Inc., Full Moon Universe, Inc. and Rapid Heart Pictures. The U.S. motion picture industry can be divided into major studios and independent companies, with the major studios dominating the industry in the number of theatrical releases. The major studios are typically large diversified corporations that have strong relationships with creative talent, exhibitors and others involved in the entertainment industry and have global film production and distribution capabilities. We do not expect to have theatrical releases for our films, but rather, our films will be distributed directly to consumers.

Because our president has limited experience in running a company, he may make decisions, which could adversely affect our profitability.

         Although Mr. Pack, our president, has experience in numerous forms of entertainment, such as computer games and digital media, he does not have experience in the actual running of a company. Upon completion of this offering, we plan to hire several key executives who have held senior management positions in the film industry. There is no assurance, however, that we will be successful in attracting executives with suitable experience.

Because we are selling the offering without making any arrangements for escrow of the proceeds, if we only sell a small number of units, our ability to pursue our business plan would be diminished and it would be difficult, if not impossible, for us to be profitable.

         There is no minimum-offering amount that we must sell before we use the proceeds of the offering. Funds tendered by prospective purchasers will not be placed in escrow, but will be available for use by us immediately upon acceptance, for the purposes and in the amounts as estimated in the section of this prospectus entitled "Use of Proceeds." Lack of an escrow arrangement could cause greater risk to the investors in the event that insufficient capital is raised in the offering. No commitment exists by anyone to purchase all or any part of this offering.

There is no underwriter for this offering so we cannot be sure as to the amount of capital we will raise.

         There is no underwriter for this offering. Therefore, you will not have the benefit of an underwriter's due diligence efforts which would typically include underwriter involvement in the preparation of information for disclosure and the pricing of the securities being offered as well as other matters. Because we do not have any experience in the public sale of our common stock, investors may not be able to rely on our ability to consummate this offering. Accordingly, there can be no assurances as to the number of units that may be sold or the amount of capital that may be raised by this offering.

Because of state securities registration requirements, the transferability of our securities may be affected.

         The purchasers of our securities will be able to resell such securities in the public market only if securities are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the proposed purchasers reside. The value and transferability of our securities may be adversely impacted if the securities are not qualified or exempt from qualification in the jurisdictions in which any prospective purchaser of the securities then resides.

         We intend to list our company with a nationally recognized securities manual such as "Moody's Industrial Manual" or "Standard and Poor's Standard Corporation Descriptions." Purchasers who wish to resell their securities may only do so in those jurisdictions that recognize such a standard manual exemption or if the sale of their securities is otherwise exempt from registration in the jurisdiction in which they reside.

         Thirty-five (35) states currently identify these manuals as a "recognized securities manual" in their securities statutes. The description of our company in these manuals may satisfy manual exemption requirements in each of these states. A state's acceptance is not guaranteed, and must be checked with the securities administrator in the particular states in which acceptance is sought. We may be required to register for further exemption in the following 15 states not covered by manual exemption: Alabama, California, Georgia, Illinois, Kentucky, Louisiana, Montana, New Hampshire, New York, Pennsylvania, South Dakota, Tennessee, Vermont, Virginia and Wisconsin.

         If we make application for listing in one of these manuals, we must enter into an agreement, pay a filing fee, and submit certain information including copies of this prospectus and updated financial statements. We expect to make this application within 30 days prior to the completion of this offering. If we apply, there is no assurance we will receive editorial approval for inclusion. If listed, we will be required to update with annual and interim reports, proxy statements, and press releases as they are issued. Additionally, annual payments will be required. If we do not comply with these future requirements, our manual listing will be deleted.

Penny stock regulation may restrict the marketability of our securities and cause the price of our securities to decline.

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase and a risk disclosure document relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Also, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and may affect the price at which such purchasers can sell any such securities.

Because our board of directors, at its discretion, may borrow funds without stockholder approval, the value of our shares may decline.

         Our board of directors has the right, in its sole discretion, to borrow funds on our behalf. Our board of directors does not require stockholder approval prior to borrowing. Our assets may be used as collateral for borrowings. If we have difficulty repaying these borrowings out of our working capital, we may be forced to liquidate assets at an inappropriate time or default. In the event of a default, our lender may dispose of collateral to the detriment of our business and the value of our shares may decline and the equity of our stockholders may be reduced or eliminated.

The loss of the continued services of Avery Pack could adversely affect our business and decrease the value of our securities.

         Our executive management currently consists of Avery Pack. Our success depends on his continued employment with our company. We will continue to be especially dependent on the services of Avery Pack, president and chief executive officer. Loss of his services for any substantial time would materially adversely affect our results of operations and financial condition. We plan to consider obtaining "key-man" insurance covering Mr. Pack.

Because it is difficult to protect intellectual property we may not be profitable.

         We plan to copyright all of our film properties and projects. However, there is no practical protection from the films being copied by others without payment to our company, especially overseas.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         We have made some statements in this prospectus, including some under "Prospectus Summary," "Risk Factors," "Business," "Plan of Operation," and elsewhere, which constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "intends," "plans," "anticipates," "believes," "estimates,"

"predicts," "seeks," "potential," or "continue" or the negative of these terms or other comparable terminology. We do not intend to update any forward-looking statements except as required by law.

                                 USE OF PROCEEDS

         Assuming an offering price of $0.50 per unit, if we sell all 500,000 units being offered, we estimate that we will receive net proceeds, after the estimated expenses of the offering, of $230,000. If less than the maximum number of units is sold, we will receive less. There is no assurance that we will receive sufficient proceeds to cover the cost of the offering.

         The following table explains our anticipated use of the net proceeds of this offering, based upon various levels of sales achieved: 25%, 50%, and 100%. There is no assurance we will sell 25%, or an amount sufficient to cover the cost of the offering.

           Percentage of Offering Completed:          25%                  50%                  100%
--------------------------------------------- -------------------- --------------------- --------------------
Units sold                                          125,000               250,000              500,000
Gross Proceeds                                     $ 62,500             $ 125,000            $ 250,000
Offering Costs                                       12,500                15,000               20,000
Net Proceeds                                       $ 50,000             $ 110,000            $ 230,000

Motion picture production                            40,000                88,000              184,000
Web site development and promotion                    5,000                11,000               23,000
Working capital                                       5,000                11,000               23,000
Total                                              $ 50,000             $ 110,000            $ 230,000

         We intend to use the net proceeds; approximately 80%, for production of our motion pictures; 10%, for the development and promotion of our web site; and 10%, for working capital and general corporate purposes. Any additional proceeds we may receive from the exercise of the Class A and Class B warrants we plan to use primarily for motion picture production. Motion picture production costs during the production period may include payroll expense for actors and stunt men and production staff including photographic and sound crews and set workers as well as wardrobe and makeup personnel. In addition, there are costs expected for the use of the various kinds of equipment including camera, sound and transportation equipment. Travel and living expenses typically account for a substantial part of any budget when scenes are shot on location. During the post-production period, we must make outlays for editing, music and special effects expenses. In the distribution stage, publicity and marketing are major expenses. In the production of any movie, it is important to maintain strict adherence to a well-conceived realistic budget. Although the approach of our productions will resemble traditional motion picture production, we intend to utilize low-cost technologies and personnel to limit costs in virtually all aspects of production and distribution.

         Working capital is the amount of our current assets, such as cash, receivables and work in process, in excess of our current liabilities, such as accounts payable. Working capital may be used to pay the salaries and expenses of employees, including management personnel, although no salaries have been paid to date. After the commencement of this offering, the board of directors will consider entering into an employment agreement with Mr. Pack.

         If we do not sell the maximum number of units offered, there will be an impact upon our operations. If the proceeds of this offering are insufficient to enable us to develop our business, we may have to borrow funds from banks and other lenders or make other financial arrangements, including but not limited to the sale of additional securities in order to produce or co-produce motion pictures. No assurance can be given, however, that any such loans or arrangements will successfully be made or that any such funds will be available to us.

         The allocation of the net proceeds of the offering set forth above represents our best estimates based upon our current plans and certain assumptions regarding industry and general economic conditions and our future revenues and expenditures. If any of these factors change, we may find it necessary or advisable to reallocate some of the proceeds within the above-described categories.

         Based upon current plans and assumptions relating to our plan of operation and assuming the sale of at least 25% of the offering or 125,000 units, we anticipate that the proceeds of this offering will satisfy our capital requirements for a period of approximately 12 months following completion of this offering. However, if our plans change or our assumptions prove to be inaccurate, we may need to seek additional financing sooner than currently anticipated or curtail our operations.

         Proceeds not immediately required for the purposes described above will be invested temporarily, pending their application as described above, in short-term United States government securities, short-term bank certificates of deposit, money market funds or other investment grade, short-term, interest-bearing instruments.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our capital stock. We presently intend to reinvest earnings to fund the production of motion pictures and to develop and expand our business and, therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future. The declaration of cash dividends in the future will be at the discretion of our board of directors and will depend upon our earnings, capital requirements and financial position, general economic conditions and other pertinent factors.

                                    DILUTION

         A company's net tangible book value per share consists of its total tangible assets minus its total liabilities, divided by the total number of shares of common stock outstanding. As of June 30, 2001, we had a negative net tangible book value of $389 or nil per share.

         As of June 30, 2001, after adjusting for the issuance of 500,000 units in this offering at an assumed offering price of $0.50 per unit and the receipt by us of the net proceeds from this offering, then our as adjusted net tangible book value would have been approximately $229,611 or about $0.05 per share of common stock.

         This represents an immediate increase in net tangible book value of about $0.05 per share to the existing shareholder and an immediate dilution of $0.45 per share to the new investors purchasing shares in this offering. If less than the entire offering is sold, the dilution to new investors would be greater.

         The following table explains the dilution of this offering, based upon various levels of units sold.

                                                            Percentage of offering completed
                                                    25%                   50%                   100%
                                Units sold        125,000               250,000               500,000
------------------------------------------- --------------------- --------------------- ---------------------
Offering price per unit                            $0.50                 $0.50                 $0.50
------------------------------------------- --------------------- --------------------- ---------------------
Net tangible book value per share before             NIL                   NIL                   NIL
offering
------------------------------------------- --------------------- --------------------- ---------------------
Increase per share due to offering                 $0.009                $0.022                $0.046
------------------------------------------- --------------------- --------------------- ---------------------
As adjusted net tangible book value per            $0.009                $0.022                $0.046
share after offering
------------------------------------------- --------------------- --------------------- ---------------------
Dilution per share of common stock to              $0.491                $0.478                $0.454
investors in this offering
------------------------------------------- --------------------- --------------------- ---------------------

         The following tables summarize, as of June 30, 2001, the number and percentage of shares of common stock purchased from our company, the amount and percentage of the consideration paid and the average price per share paid by the existing shareholder and by new investors pursuant to this offering. The tables are based on sales of 25%, 50% and 100% of the shares offered. There is no assurance we will sell 25%, or an amount sufficient to cover the cost of the offering. The calculation below is based upon an initial public offering price of $0.50 per unit, before deducting the estimated offering expenses paid by us.

If we sell 25% of the offering - 125,000 units

                                 Shares purchased               Total consideration
                          ------------------------------- ---------------------------------    Average price
                             Number          Percent           Amount          Percent           per share
------------------------- -------------- ---------------- ----------------- --------------- ----------------
Existing stockholder          4,500,000         97.3%              $ 1,000         1.6%             $0.0002
------------------------- -------------- ---------------- ----------------- --------------- ----------------
New investors                   125,000          2.7%               62,500        98.4%              0.5000
------------------------- -------------- ---------------- ----------------- --------------- ----------------
Total                         4,625,000        100.0%              $63,500       100.0%                  --
------------------------- -------------- ---------------- ----------------- --------------- ----------------

If we sell 50% of the offering - 250,000 units

                                 Shares purchased               Total consideration
                          ------------------------------- ---------------------------------    Average price
                             Number          Percent           Amount          Percent           per share
------------------------- -------------- ---------------- ----------------- --------------- ----------------
Existing stockholder          4,500,000         94.7%             $  1,000         0.8%             $0.0002
------------------------- -------------- ---------------- ----------------- --------------- ----------------
New investors                   250,000          5.3%              125,000        99.2%              0.5000
------------------------- -------------- ---------------- ----------------- --------------- ----------------
Total                         4,750,000        100.0%             $126,000       100.0%                  --
------------------------- -------------- ---------------- ----------------- --------------- ----------------

If we sell 100% of the offering - 500,000 units

                                 Shares purchased               Total consideration
                          ------------------------------- ---------------------------------    Average price
                             Number          Percent           Amount          Percent           per share
------------------------- -------------- ---------------- ----------------- --------------- ----------------
Existing stockholder          4,500,000         90.0%             $  1,000         0.4%             $0.0002
------------------------- -------------- ---------------- ----------------- --------------- ----------------
New investors                   500,000         10.0%              250,000        99.6%              0.5000
------------------------- -------------- ---------------- ----------------- --------------- ----------------
Total                         5,000,000        100.0%             $251,000       100.0%                  --
------------------------- -------------- ---------------- ----------------- --------------- ----------------

                                 CAPITALIZATION

         The following table sets forth our capitalization on June 30, 2001. This table should be read in conjunction with our financial statements included in this prospectus.

                                                               June 30, 2001
----------------------------------------------------------- -----------------
Long-term debt                                                   $     796
Stockholder's equity
     Preferred stock, par value $0.0001
           5,000,000 shares authorized                                   -
       Common stock, par value $0.0001
           50,000,000 shares authorized
            4,500,000 issued and outstanding                           450
     Additional paid in capital                                        550
     Accumulated deficit                                            (1,389)
Total stockholder's equity (deficiency)                               (389)
                                                                 ---------
Total stockholder's equity (deficiency) and Long-term debt       $     407
                                                                 ---------

                                    BUSINESS

                                   OUR COMPANY

         We are a development stage, independent motion picture studio that plans to develop, produce, market, and distribute low-budget films. We plan to employ existing and emerging, consumer priced, digital video technologies and an amateur talent pool to create these low-budget "B-movies." We plan to distribute our films to the international and domestic markets on in-house produced DVDs to be sold on our websites, www.consolidatedpictures.com and www.darkwoodpictures.com. Although we plan to make previews available in a streaming video or downloadable format on our websites, we do not plan to distribute our films in this manner.

Plan of Operation

         We presently do not have enough cash with which to satisfy any future cash requirements. We will need a minimum of $62,500 from this offering to satisfy our cash requirements for the next 12 months. With this minimum capital, we intend to produce our film properties and develop our websites.

         We plan to produce as many film properties as permitted by the proceeds available, as they are received from this offering. We anticipate that the cost of development of each of our film properties will range from $10,000 to $25,000. Production of a film property includes the completion of all stages of production: development, pre-production, production, and post-production.

         We plan to develop our websites so that customers can place an order for our DVDs on the websites. We anticipate that the cost to develop our websites to a point so that they are aesthetically and functionally sufficient for the next 12 months will be a minimum of $5,000.

         We do not expect any significant purchases of equipment or any significant changes in the number of employees, as we will utilize independent contractors, consultants, and other non-employee creative personnel to assist in developing, producing and promoting our motion pictures and Internet properties.

         We depend upon capital to be derived from this offering. There can be no assurance that we will be successful in raising the capital we require. We believe that if we raise a minimum of $62,500 from this offering we will be able to generate revenue from sales and thereby achieve sufficient liquidity from the resultant sales within the next 12 months.

         We have generated no revenue since our inception. We are considered to be a development stage company, and are dependent upon the raising of capital through placement of our securities. There can be no assurance that we will be successful in raising the capital we require through the sale of our securities.

Employees

         We currently have one employee, our president and chief executive officer, Mr. Avery Pack. We will utilize independent contractors, consultants, and other creative personnel from time to time to assist in developing, producing and promoting our motion pictures and Internet properties. Independent contractors are generally paid on a commission, hourly or job-related basis, depending on the services being performed.

Properties

         We have use of office space from our president without payment. This space is adequate for our present operations. After the completion of the offering, we may require larger facilities to accommodate operations. We own our Internet sites, and the Internet domain names www.consolidatedpictures.com and www.darkwoodpictures.com.

Competition

         The motion picture industry is intensely competitive. Competition comes from companies within the same business and companies in other entertainment media that create alternative forms of leisure entertainment. In addition to competing with the major film studios that dominate the motion picture industry, we will also compete with numerous independent motion picture production companies, television networks, and pay television systems. Virtually all of our competitors are larger than we are, have been in business longer than we have, and have more resources at their disposal. Some of the production and distribution companies we will compete with are Troma Entertainment, Inc., Full Moon Universe, Inc. and Rapid Heart Pictures.

Industry Overviews

         The motion picture industry

         The "major" studios dominate the motion picture industry in the United States by controlling the distribution of films that they produce as well as films that are produced by "independent" studios. These major studios include among others: The Walt Disney Company, Paramount Pictures Corporation, Warner Brothers, Inc., MCA, Twentieth Century Fox, Columbia Pictures, Tri-Star Pictures and MGM/UA.

         Beginning in 1996, the distribution of independent films brought increasing commercial success to the major studios that were distributing them. We believe that the increasing commercial success of independent films is an indication that consumer tastes have proven broader than what the major studios can fulfill, and a greater demand exists for low-budget, independent films in both the international and domestic markets.

         Although The Writer's Guild of America defines a low-budget motion picture as one produced for less than $2.5 million, the vast majority of "B-movies" are produced with considerably smaller budgets. Historically, "B-movie" referred to a film's status as a cheaply produced, second film of a double bill, following the "A-movie," or feature attraction. Today, "B-movies," sometimes referred to as "genre films," are independent motion pictures, which for budgetary, thematic, and aesthetic reasons, deviate from the accepted cinematic mainstream, conforming to a different standard of production quality. Commonly, B-movies fall into the realm of the horror, science fiction, action/adventure, urban, or exploitation genres--thus referred to as genre films. We plan to concentrate on the production and distribution of B-movies that will range between $10,000 and $25,000 in production costs. We believe that by employing consumer digital video technologies and an amateur talent pool, we can create unique and viable B-movies in this budget range.

         The Digital Video Industry

         The availability of affordable digital video has created the possibility for unprecedented low-budget motion picture productions, alleviating many technical and financial burdens of filmmaking. Digital video ("DV") is a high-resolution video format that treats video and audio as digital information. In this format the data can be stored, manipulated, and relayed just like any other computer data.

         Since its introduction to consumers in 1994, the DV format has rapidly grown in popularity. DV offers several important benefits including:

         o        extremely portable, inexpensive cameras and media;
         o excellent images with over 500 lines of resolution and excellent color reproduction;
         o        CD quality stereo sound recording;
         o the ability to use a high speed connection to transmit video and audio digitally in and out of a computer or another DV device, avoiding any loss of quality with transfers;
         o        and affordable, desktop computer-based DV editing systems.

         For the first time, video technology advances are allowing cinema-quality productions to be made for under $25,000. Recent breakthroughs in technology have made it possible to capture movies using digital video cameras with fidelity akin to that of 35-millimeter film and to project them digitally in theaters with no loss of image quality.

         Motion picture production

         Motion picture production consists of four steps: development, pre-production, production and post-production.

         Development begins when we will commission, acquire, or develop a screenplay. Once in possession of the screenplay, we will seek commitments from a director, the principal cast members and other creative personnel. Also, a tentative production schedule and budget will be prepared.

         Pre-production begins when the screenplay is completed and the commitments have been arranged. During pre-production, we expect to engage creative personnel to the extent not previously committed; finalize the filming schedule and production budget; obtain insurance; establish filming locations; secure whatever studio facilities are required; and, if necessary, secure completion guarantees.

         Production begins when principal photography begins and ends when principal photography ends. We plan to limit production to less than one month in order to control costs and ease obligations on amateur and voluntary creative personnel.

         Post-production begins upon completion of principal photography. During post-production, we plan to edit the motion picture, add audio effects, create computer-generated effects, titling, etc., which will complete the motion picture and prepare it for DVD production.

         Our Production Strategy

         From development to post-production, we plan to use various strategies, in addition to the use of digital technologies, so that the budgets of our motion pictures remain within our proposed range of $10,000 to $25,000.

         We plan to use a combination of paid and voluntary, amateur talent for all aspects of production: actors and stunt men, production staff including photographic and sound crews and set workers, as well as wardrobe, makeup, and special effects personnel. We believe that we can create our productions with the use of creative and technical personnel that are willing to contribute their talents, for less than standard industry compensation, out of an enthusiasm to participate in the productions, the opportunity to gain experience in various aspects of motion picture and digital video production, or to promote their particular skill, such as wardrobe design, special effects, or makeup, in one of our motion pictures. We plan to create an informal and collaborative working environment, in which all personnel will have the potential to offer significant contributions to the productions. We will promote our productions as a venue for emerging creative talent, or those seeking a production environment receptive to experimental ideas. We plan to advertise position openings and solicitations for talent on our websites and in trade publications as well as local publications, schools, and universities in areas in which we will shoot on location. There is no assurance that we will be able to attract talented personnel to contribute to our productions.

         Whenever practical, we plan to shoot our productions on location, at an existing site, eliminating the cost of constructing an elaborate set or artificial environment. When shooting on location, we will employ local talent for various positions so that we are not entirely responsible for travel and living expenses of personnel. The mobility and flexibility of the digital technologies would allow for easy set-ups, on location, under a wide variety of conditions and lessen the general need for controlled environments.

         The DVD Industry

         DVD, which once stood for digital video disc or digital versatile disc, is a form of optical disc storage technology. Essentially, DVDs can be considered bigger, faster CDs that can hold cinema-like video and audio that is better than CD-quality, as well as computer data. DVD aims to encompass home entertainment, computers, and business information with a single digital format, eventually replacing audio CD, videotape, laserdisc, CD-ROM, and video game cartridges. DVD has widespread support from all major electronics companies, all major computer hardware companies, and all major music and movie studios. According to the DVD Entertainment Group, a Los Angeles-based, industry-funded nonprofit corporation that exists expressly to promote consumer awareness of the benefits of DVD, DVD has become the most successful consumer electronics product of all time in less than four years of its introduction.

         Some features of DVDs include:

         o        over 2 hours of high-quality digital video;
         o        support for widescreen movies on standard or widescreen TVs;
         o up to 8 tracks of digital audio, each with as many as 8 channels which can be used to encode multiple languages, voice-overs, etc;
         o automatic branching of video for multiple story lines or ratings on one disc;
         o up to 9 camera angles, which allow for different viewpoints to be selected during playback;
         o        menus and simple interactive features;
         o        instant rewind and fast-forward;
         o        instant search to title, chapter, music track, and time code;
         o durable media that does not wear from playing, only from physical damage;
         o        compact size that is easy to handle, store, and ship;
         o        and replication that is cheaper than tapes or laserdiscs.

         DVD Production

         DVD production has two basic phases: development and replication.

         Development. DVD video development has three basic parts: encoding; authoring, which includes design, layout, and testing; and pre-mastering. The entire development process is sometimes referred to as authoring. Many service bureaus provide development facilities. However, with the emerging availability of consumer priced technologies, we intend to set up in-house authoring facilities.

         Replication. Replication is usually a separate job done by large plants. DVD replication equipment typically costs millions of dollars. A variety of machines are used to create a glass master, create metal stamping masters, stamp disc layers in hydraulic molds, apply reflective layers, bond layers together, print labels, and insert discs in packages.

         For smaller production runs, it is considerably cheaper to use DVD-R technology. This is called duplication, as distinguished from replication. We anticipate that we will be able to meet our customer demand by setting up our own DVD-R duplication facility. By employing this method, we will be able to maintain a very large catalog of films and be able to print titles on demand. For very popular titles, we may be required to employ a service bureau for replication.

         DVD Production Costs

         There are three stages of costs: production, pre-mastering, and mastering/replication. The costs of videotape, laserdisc, and CD-ROM cannot be compared to DVD in a straightforward manner; however, a comparison still proves insightful.

         Production. DVD video production costs are not much higher than for VHS and similar video formats unless the extra features such as multiple sound tracks and camera angles are employed.

         Pre-mastering. Pre-mastering can be proportionately the most expensive stage of DVD production. Not including numerous additional costs to prepare a film for DVD production, an estimated cost for producing a two-hour DVD movie with motion menus, multiple audio tracks, subtitles, trailers, and information screens is approximately $20,000. Alternatively, many facilities charge for time at rates of around $400 per hour. We plan to reduce the costs of pre-mastering by employing desktop computers for authoring and encoding, in-house. Prices for software and hardware have dropped very rapidly and continue to drop, to where DVDs can be produced on a desktop computer system that costs less than $10,000.

         Mastering/Replication and Duplication. Videotapes do not have a mastering cost, and they currently cost $2.40 for replication. CDs cost about $1,000 to master and $0.50 to replicate. Laserdiscs cost about $3,000 to master and about $8 to replicate. And, as of the beginning of 2001, DVDs cost about $1,000 to master and about $1.60 to replicate. Since DVD production is based mostly on the same equipment used for CD production, mastering and replication costs are dropping to CD levels. However, for smaller production runs, we can duplicate DVD-Rs for the sole cost of the blank media.

         Post-Production. Post-production services primarily involve printing, packaging, fulfillment and distribution. We intend to maintain equipment to provide for packaging configurations and fulfillment. The standard packaging configuration is a plastic case with inserted print material.

         The Internet industry

         Our Internet sites, www.consolidatedpictures.com and www.darkwoodpictures.com, will offer our motion pictures for sale to the Internet consumer on DVD. We believe that by selling the DVDs of our films on the Internet, we can circumnavigate the traditional methods of film distribution: theatrical release, video rental, and television. We believe that with a proper marketing campaign, our Internet sites can develop into an effective means to distribute our B-movies.

         To draw visitors to our Internet sites, we plan to implement a targeted online marketing campaign that will attempt to achieve visibility in places where prospective customers are likely to be browsing. Our online campaign is intended to target sites that generate traffic from Internet users who are interested in DVDs, B-movies, and the film genres that our productions may be classified as: horror, science fiction, thriller, and action/adventure.

         We intend to promote our websites on search engines and directories such as Yahoo (www.yahoo.com) and those powered by the Open Directory Project (www.dmoz.org). As a result, when a potential visitor types in key words related to B-movies, genre films, and DVDs, we will try to have our Internet site listed as a search result. There can be no assurance that we can obtain such status.

         Targeted links to our websites, from sites of related content, will be another method of obtaining visitors and potential customers. We believe that a significant Internet presence exists for sites dedicated to B-movie reviews; discussion, critique and analysis; and fan-admiration, as well as DVD collecting in general, where we are likely to find our target audience and to place targeted links. These links may increase targeted traffic to our Internet sites.

         We plan to announce news on our B-movies, on the Internet, in press releases. We will e-mail our press releases to targeted print and Internet publications. If there are articles, editorial pieces, or reviews of our films, they may generate increased traffic to our Internet sites, promoting visibility and an opportunity to sell our films. There is no guarantee that there will be any articles, editorial pieces, or reviews of our films, and if there are, they may not generate increased traffic to our sites or promote our visibility.

Patents

         We hold no patents. We are the registered owner of the Internet domain names www.consolidatedpictures.com and www.darkwoodpictures.com.

Government and Other Regulation

         Censorship

         An industry trade association, the Motion Picture Association of America, assigns ratings for age group suitability for domestic theatrical distribution of motion pictures under the auspices of its Code and Rating Administration. The film distributor generally submits its film to the Code and Rating Administration for a rating. At this time, we do not plan to follow the practice of submitting our pictures for ratings.

         There can be no assurance that current and future restrictions on the content of our films may not limit or affect our ability to exhibit our pictures in certain territories and media.

         Labor Laws

         At the present time, we do not expect to employ members of guilds or unions. Many individuals associated with motion picture productions, including actors, writers and directors, are members of guilds or unions, which bargain collectively with producers on an industry-wide basis from time to time. Our operations will not be dependent upon our compliance with the provisions of collective bargaining agreements governing relationships with these guilds and unions. However, in the future, we may change our operations to employ members of guilds or unions, and the extent to which the existence of collective bargaining agreements may affect us in the future is not currently determinable.

Legal Proceedings

         We are not subject to any pending litigation, legal proceedings or claims.

                                   MANAGEMENT

Executive officers, key employees and directors

         The members of our board of directors serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the board of directors.

         Our current executive officers, key employees and directors are as follows:

         Name                      Age       Position
         --------------------    ------      ------------------------------
         Avery Pack                23        President and director

         The following is a brief description of the background of our directors and executive officers.

Avery Pack has served as our president and chief executive officer since our incorporation in January 2001. From September 1996 to May 2000, he was a student at Columbia University where he received his Bachelor of Arts degree in Visual Arts. Prior to his attending Columbia University, he attended school in Fort Lauderdale, Florida. By the age of 15, Mr. Pack had designed, programmed, produced, published, and distributed award winning computer games and graphics software--managing and directing an international team of creative talent: programmers, artists, and musicians, as well as working with publishers and distributors. Mr. Pack's development of the graphics manipulation software "MetaMorf" and "MetaMorf 3D" was influential in reducing the price of software technologies to the consumer level that were previously available only to the film and television industries. In 1994, these software packages, in addition to Mr. Pack's game "Elements," received the "Innovations Award" from the Electronics Industry Association, proclaimed, by a distinguished panel of judges, designers, developers, and news media, as some of the most innovative software products released that year. Mr. Pack also experimented with alternative methods of software distribution for educational and entertainment software via linked communities of online users before the widespread use of the World Wide Web. Mr. Pack has an extensive background in computer graphics, animation, and programming including web-based graphics and programming, and has more recently designed and implemented business-to-business as well as consumer web applications for clients including Shearman & Sterling, one of the largest international law firms. Mr. Pack has been featured in numerous publications for his work in digital entertainment including "GAMES Magazine," "Electronic Games," "Computer Game Review," "PCM (Personal Computer Magazine)," and "Computer Player, Multimedia Gaming and Beyond."

Advisory Board

         We plan to establish an advisory board consisting of members with experience in the areas of motion picture production and finance, technology, art, and cultural theory. The advisory board will meet periodically with our board of directors and management to discuss matters relating to our business activities. Some of the members of the advisory board may serve as our consultants under consulting agreements for which they will receive compensation.

Executive Compensation

         We have made no provisions for cash compensation to our officers and directors.

Stock Option Plan

         On January 31, 2001, our shareholder and director adopted the 2001 Consolidated Pictures Corp. stock option plan. The plan authorizes the granting of options to purchase up to 500,000 shares of our common stock. The board's responsibility will include the selection of option recipients, as well as, the type of option granted and the number of shares covered by the option and the exercise price. No options have been granted under the plan.

         Plan options may either qualify as non-qualified options or incentive stock options under Section 422 of the Internal Revenue Code. Any incentive stock option granted under the plan must provide for an exercise price of at least 100% of the fair market value on the date of such grant and a maximum term of ten years. If the employee owns more than 10% of our stock, the exercise price of any incentive option granted must be at least 110% of fair market value and must be exercised within five years after the grant.

         All of our officers, directors, key employees and consultants will be eligible to receive non-qualified options under the plan. Only officers, directors and employees who are formally employed by Consolidated Pictures Corp. are eligible to receive incentive options.

         All incentive options are non-assignable and non-transferable, except by will or by the laws of descent and distribution. If an optionee's employment is terminated for any reason other than death, disability or termination for cause, the stock option will lapse on the earlier of the expiration date or three months following the date of termination. If the optionee dies during the term of employment, the stock option will lapse on the earlier of the expiration date of the option or the date one-year following the date of death. If the optionee is permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code, the plan option will lapse on the earlier of the expiration date of the option or one year following the date of such disability.

Employment Agreements

         We have not entered into any employment agreements with any of our employees, and employment arrangements are all subject to the discretion of our board of directors.

         After the commencement of this offering, the board of directors will consider entering into an employment agreement with Mr. Pack.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our articles of incorporation and by-laws indemnify our directors and officers to the fullest extent permitted by Delaware corporation law. Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers, and controlling persons, we are aware that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is unenforceable.

                              PRINCIPAL SHAREHOLDER

         The following table presents certain information regarding beneficial ownership of our common stock as of June 30, 2001, by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each named executive officer and
(iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.

                                     Shares         Percent               Percent after offering
Name of beneficial owner          beneficially      before     ----------------------------------------------
                                     owned         offering       25% sold        50% sold       100% sold
------------------------------- ----------------- ------------ --------------- --------------- --------------
Avery Pack                         4,500,000         100%          96.2%           93.8%           89.1%
Officers and directors (1) as      4,500,000         100%          96.2%           93.8%           89.1%
a group

         The address of the director and executive officer is 54 Hamilton Terrace, New York, NY 10031.

         Included in the above table, in the after-offering percentage calculations, are 50,000 shares to be issued to our securities counsel, David L. Kahn, Esq. These shares are to be issued upon this offering becoming effective.

                              CERTAIN TRANSACTIONS

         In connection with organizing our company, on January 16, 2001, we issued 4,500,000 shares of restricted common stock to Avery Pack, our president, for $1,000. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

         As of June 30, 2001, there were 4,500,000 shares of our common stock issued and outstanding. None of our preferred stock has been issued. We had one shareholder on June 30, 2001. If all of the shares in this offering are sold, there will be 5,050,000 shares of common stock and no preferred stock outstanding. If 25% of the offering is sold, there will be 4,675,000 shares of common stock outstanding. If 50% of the offering is sold, there will be 4,800,000 shares of common stock outstanding. The total number of shares to be outstanding includes 50,000 shares to be issued to David L. Kahn, Esq., our securities counsel.

         All material provisions of our capital stock are summarized in this prospectus. We have filed copies of these documents as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

         All holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. All common stockholders have no cumulative voting rights with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. All holders of common stock are entitled to receive dividends and other distributions when, as and if, declared by the board of directors out of funds legally available. Stockholders should not expect to receive any cash dividends on their shares in the foreseeable future.

         Upon our liquidation or dissolution, all holders of our common stock will be entitled to share in the distribution of all assets remaining after payment of all debts, liabilities and expenses, and after providing for each class of stock, if any, having preference over our common stock. You have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

         In the opinion of our securities counsel, David L. Kahn, Esq. all of the outstanding shares of common stock, including the shares being offered, will be fully paid and non-assessable. Our directors, at their discretion, may borrow funds without stockholder prior approval, which potentially further reduces the liquidation value of our company's shares.

         Our common stock has no preemptive rights. The absence of these rights could, upon our sale of additional shares of common stock, result in the dilution of each stockholder's percentage ownership. Preemptive rights generally are not used in modern corporations because they delay, complicate and increase the cost of financing by the sale of stock or convertible securities.

Preferred Stock

         Pursuant to our certificate of incorporation, our board of directors, without shareholder approval, is authorized to issue preferred stock in one or more series. It can fix the number of shares constituting any series, and can fix the terms, including the rights pertaining to dividends, conversions, voting, redemption and liquidation.

         If we issue preferred stock, it may have the effect of discouraging, delaying, or preventing a change in control of our company. The rights and privileges of our common stockholders are subject to, and may be adversely affected by, the rights of the holders of our preferred stock. We do not have plans to issue any shares of preferred stock at the present time.

Warrants

         The Class A and Class B warrants will be issued in accordance with the warrant agreement between Atlas Stock Transfer Corporation, the warrant agent, and us. Each Class A warrant will entitle the holder to purchase one share of our common stock upon payment of $1.00 prior to its expiration date. Each Class B warrant will entitle the holder to purchase one share of our common stock upon payment of $1.50 prior to its expiration date. The Class A warrants will expire at 5:00 P.M. New York City Time, _________, 2002. The Class B warrants will expire at 5:00 P.M. New York City Time, _________, 2003. Other than the exercise price and the expiration date there are no differences between the Class A warrants and Class B warrants. The Class A and Class B warrants are being registered in this offering.

         Commencing immediately, we may redeem your warrants upon 30 days notice at $0.01 per warrant when the closing bid price of the common stock equals or exceeds $1.50 in the case of the Class A warrants and $2.25 in the case of the Class B warrants for 20 consecutive trading days ending three days prior to the mailing of the notice of redemption. You will have the right to exercise your warrants until the close of business on the date fixed for redemption. If we redeem any of the warrants, then we must redeem all of the warrants remaining unexercised at the end of the redemption period.

         The exercise price of the warrants and the number of shares of common stock that may be issued upon the exercise of the warrants will be adjusted upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of our common stock. An adjustment will also be made in the case of a reclassification or exchange of common stock, consolidation or merger other than a consolidation or merger in which we are the surviving corporation, or sale of all or substantially all of our assets, in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of common stock that might otherwise have been purchased upon the exercise of the warrant.

         The warrants are in registered form and may be presented to the warrant agent for transfer, exchange or exercise at any time on or prior to their expiration date, at which time they will be void and have no value. If a market for the warrants develops, the holder may sell the warrants instead of exercising them. There can be no assurance, however, that a market for the warrants will develop or, if developed, will continue.

         The warrants are not exercisable unless, at the time of the exercise, we have a current prospectus covering the shares of common stock issuable upon exercise of the warrants, and such shares have been registered, qualified or deemed to be exempt under the securities or blue sky laws of the state of residence of the exercising holders of the warrants. Although we have undertaken to use our best efforts to have all of the shares of common stock issuable upon exercise of the warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the warrants, there can be no assurance that we will be able to do so.

         Although the securities will not knowingly be sold to purchasers in jurisdictions in which the securities are not registered or otherwise qualified for sale, investors in such jurisdictions may purchase warrants in the secondary market or investors may move to jurisdictions in which the shares underlying the warrants are not so registered or qualified during the period that the warrants are exercisable. In such event, we would be unable to issue shares to those persons desiring to exercise their warrants, and holders of warrants would have no choice but to attempt to sell the warrants in jurisdictions where such sale is permissible or allow them to expire unexercised.

         The holder of any warrant may exercise the warrant by surrendering the warrant certificate to the warrant agent, with the subscription form properly completed and executed, together with payment of the exercise price. No fractional shares will be issued upon the exercise of the warrants. The exercise price of the warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered in this offering.

         We and the warrant agent may make such modifications to the warrants as we consider necessary and desirable that do not adversely affect the interests of the warrant holders. We may, in our sole discretion, lower the exercise price of the warrants for a period of no less than 30 days on not less than 30 days prior written notice to the warrant holders and the representative. Modification of the number of shares that may be acquired upon the exercise of any warrant, the exercise price, other than as provided in the preceding sentence, and the expiration date with respect to any warrant requires the consent of at least two-thirds of the outstanding warrants. If we materially alter the terms of the warrants, we will have to file a post-effective amendment to reflect that modification.

         Holders of the warrants have no voting rights until such time as the warrants are exercised and our underlying common stock is issued to the holder. Upon the issuance of our common stock to the holders of the warrants, the holders shall have the same rights as any other shareholder owning our common stock.

Lack of Trading Market for Securities

         Our common stock is not listed or quoted at the present time. Upon completion of this offering, we plan to obtain a sponsoring market maker to file Form 211 with the National Association of Securities Dealers for approval to have our securities quoted on the OTC Bulletin Board. We plan to request that our securities trade under the symbols, if available, "CPIX" for our common stock, "CPIXW" for our Class A warrants and "CPIXZ" for our Class B warrants. There is no assurance that we will be able to obtain a sponsoring market maker to file Form 211 and there is no assurance that if the Form 211 were filed that approval would be granted so that our securities would be permitted to trade on the OTC Bulletin Board. Therefore, there can be no assurance that a public market for our common stock and or our warrants will ever develop.

Penny Stock Status

         If and when we create a market for our common stock, our common stock will be considered a "penny stock," as the term is defined by Rule 3a51-1 of the Securities Exchange Act of 1934. This makes it subject to reporting, disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

         Prior to the transaction:

     o to approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives

     o to reasonably determine, based on that information, that transactions in penny stocks are suitable for the person

     o that the person has sufficient knowledge and experience in financial matters

     o that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks

     o the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising in highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person

     o the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions in a penny stock.

         After the account is opened, but prior to transaction:

     o the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

     o the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker-dealer, other than a person whose function is solely clerical or ministerial.

     o unless exempted by the rules, the broker or dealer is required to send to the customer a written statement containing the identity and number of shares or units of each such security and the estimated market value of the security.

         Imposing these reporting and disclosure requirements on a broker or dealer makes it unlawful for the broker or dealer to effect transactions in penny stocks on behalf of customers unless the broker or dealer complies with such requirements. Brokers or dealers may be discouraged from dealing in penny stocks, due to the additional time, responsibility involved, and, as a result, this may have a deleterious effect on the market for our securities.

                              PLAN OF DISTRIBUTION

         The offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter or broker. We will offer the units directly to investors through our president, Avery Pack, who will offer the shares by prospectus and sales literature filed with the SEC, to friends, former business associates and contacts, and by direct mail to investors who have indicated an interest in our company.

         The offering will begin on the date of this prospectus and remain open for 12 months unless the maximum proceeds are received earlier or we decide to stop selling our securities.

         We reserve the right to reject any subscription in whole or in part, or to allot to any prospective investor less than the number of units subscribed.

                                 TRANSFER AGENT

         Atlas Stock Transfer Corporation, 5899 South State St., Salt Lake City, Utah 84107 is the transfer agent for our common stock and warrants.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, we will have a maximum of 5,000,000 shares of issued and outstanding common stock and warrants to acquire a maximum of 1,000,000 shares of common stock. The common stock and Class A and Class B warrants sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any of our shares purchased by an "affiliate." "Affiliate" is defined by the Securities Act and specifies whether certain shares are subject to the resale limitations of Rule 144 promulgated under the Securities Act.

         Generally, shares of stock owned by insiders, officers, directors and those individuals who purchased shares in private transactions are restricted securities and may be sold under Rule 144, in brokerage transactions and or market maker transactions, after one year provided they comply with the Rule 144 volume limitations. Under Rule 144, sales in a three-month period are limited to an amount equal to the greater of either one percent of our issued and outstanding common stock or the average weekly trading volume of the common stock during the four weeks prior to such sale. Rule 144 also permits the sale of shares without any quantity limitation by a person who is not our affiliate and who has satisfied a two-year holding period.

         There will be approximately 4,500,000 shares of stock that are restricted securities as that term is defined in Rule 144. Future sales under Rule 144 may have an adverse effect on the market price of the shares of common stock.

                                  LEGAL MATTERS

         David L. Kahn, Esq., Los Angeles, California, our securities counsel, will pass on the validity of the common stock and warrants being offered by us. Mr. Kahn will receive 50,000 shares of restricted stock from us as payment for such legal services.

                                     EXPERTS

         Michael F. Cronin, independent certified public accountant, has audited our financial statements to the extent and for the periods set forth in his report. Our financial statements are included in this prospectus in reliance upon his report, given upon his authority as an expert in accounting and auditing.

                              AVAILABLE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement as permitted by applicable SEC rules and regulations. Statements in this prospectus about any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement, or document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by this reference.

         The registration statement may be inspected without charge and copies may be obtained at prescribed rates at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street NW, Room 1024, Washington, DC 20549, or on the Internet at http://www.sec.gov.

         We will furnish to our shareholders annual reports containing audited financial statements reported on by independent public accountants for each fiscal year and make available quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                          INDEX TO FINANCIAL STATEMENTS

                           Consolidated Pictures Corp.
                          (a development stage company)


Independent Auditor's Report                                                 F2
Financial Statements:
     Balance Sheet
       June 30, 2001                                                         F3
     Statement of Operations
       Period from January 16, 2001 (inception) through June 30, 2001        F4
     Statement of Cash Flows
       Period from January 16, 2001 (inception) through June 30, 2001        F5
     Statement of Stockholder's Equity (Deficiency)
       Period from January 16, 2001 (inception) through June 30, 2001        F6
     Notes to Financial Statements                                           F7

                                       F1

                                Michael F. Cronin
                           Certified Public Accountant
                               687 Lee Road, #210A
                            Rochester, New York 14606



Board of Directors
Consolidated Pictures Corp.
New York, New York

I have audited the accompanying balance sheet of Consolidated Pictures Corp. (a development stage company) as of June 30, 2001 and the related statements of operations, stockholder's equity (deficiency) and cash flows for the period January 16, 2001 (inception) to June 30, 2001. The financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Consolidated Pictures Corp. as of June 30, 2001 and the results of its operations and cash flows for the period January 16, 2001 (inception) to June 30, 2001 in conformity with generally accepted accounting principles.

July 9, 2001

/s/ Michael F. Cronin
----------------------------
Michael F. Cronin
Certified Public Accountant

                                       F2

Consolidated Pictures Corp.
(a development stage company)

Balance Sheet
June 30, 2001

                                                                         June 30, 2001

                                         ASSETS
Current Assets:
  Cash and Cash Equivalents                                        $      351
  Deferred Offering Costs (note 1)                                        375
                                                                   ----------
     Total Current Assets                                                                 726
                                                                                   ----------
Total Assets                                                                       $      726
                                                                                   ==========

                     LIABILITIES & STOCKHOLDER'S EQUITY (DEFICIENCY)

Current Liabilities:
  Accounts Payable                                                 $      319

Total Current Liabilities:                                                                319

Advances from Stockholder: (note 2)                                                       796
                                                                                   ----------
Total Liabilities:                                                                      1,115

Stockholder's Equity:
  Common Stock par value $0.0001
    Authorized 50,000,000, issued and outstanding 4,500,000               450
  Preferred Stock par value $0.0001
    Authorized 5,000,000, none issued and outstanding
  Additional Paid In Capital                                              550
  Deficit Accumulated During Development Stage                         (1,389)
                                                                   ----------
Total Stockholder's Equity (Deficiency)                                                  (389)
                                                                                   ----------
Total Liabilities & Stockholder's Equity (Deficiency)                              $      726
                                                                                   ==========

See Notes to Financial Statements

                                       F3

Consolidated Pictures Corp.
(a development stage company)

Statement of Operations
For the period January 16, 2001 (inception) to June 30, 2001

                                                          For the period
                                                         January 16, 2001
                                                          (inception) to
                                                          June 30, 2001
Net Sales                                                           $        0

Costs Applicable to Sales & Revenue                                          0
                                                                    ----------
Gross Profit                                                                 0

Selling, General & Administrative Expenses
  Travel                                              $   392
  Promotion                                               309
  Stationery and Supplies                                 132
  Organization Expense                                    394
  Miscellaneous                                           162
                                                      -------
Total Selling, General & Administrative Expenses                         1,389
                                                                    ----------

(Loss) Before Income Taxes                                              (1,389)

Income Taxes                                                                 0
                                                                    ----------

Net Loss                                                            $   (1,389)
                                                                    ==========
Basic Net Loss Per Share                                            $      NIL
                                                                    ==========

Weighted Average Common Shares Outstanding                           4,500,000
                                                                    ==========

See Notes to Financial Statements.

                                       F4

Consolidated Pictures Corp.
(a development stage company)

Statement of Cash Flows
For the period January 16, 2001 (inception) to June 30, 2001

                                                         For the period
                                                    January 16, 2001 (inception)
                                                         to June 30, 2001

Operating Activities
  Net loss                                            $ (1,389)

Adjustments to Reconcile Net Loss to Cash
  Change in Operating Assets and Liabilities:
    Accounts Payable                                       319
    Deferred Offering Costs                               (375)
                                                      --------

Cash (Consumed) by Operating Activities                                  (1,445)

Financing Activities
  Proceeds from the Issuance of Common Stock             1,000
  Advance from Stockholder                                 796
                                                      --------
Cash Generated from Financing Activities                                  1,796
                                                                       --------

Change in Cash                                                              351
Cash - Beginning                                                              0
                                                                       --------

Cash - End                                                             $    351
                                                                       ========

See Notes to Financial Statements.


                                       F5

Consolidated Pictures Corp.
(a development stage company)

Statement of Changes in Stockholder's Equity (Deficiency)
For the period January 16, 2001 (inception) to June 30, 2001


                                    Common Stock
                            ------------------------------   Additional Paid     Accumulated
                               Shares          Amount          in Capital          Deficit         Total
                            -------------- --------------- ------------------ ----------------- ----------
Issued to founder,              4,500,000         $   450         $   550                       $  1,000
January 16, 2001

Net Loss                                                                          $   1,389        (1,389)
                                ---------         -------         -------         ---------     ---------
Balance                         4,500,000         $   450         $   550         $   1,389     $    (389)
June 30, 2001                   =========         =======         =======         =========     =========


See Notes to Financial Statements.

                                       F6

CONSOLIDATED PICTURES CORP.
(a development stage company)

Summary of Significant Accounting Policies
June 30, 2001

Nature of Development Stage Operations
         Consolidated Pictures Corp., (the "Company") was formed on January 16, 2001 as a Delaware corporation. The Company has been organized with the intent to operate in the entertainment industry, specifically, in connection with the development, production, marketing and distribution of low budget digital films. The Company's activities to date have consisted primarily of organizational and equity fund raising activities.

Fiscal Year
         The Company has chosen December 31 as the end of its fiscal year.

Use of Estimates
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and Cash Equivalents
         For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

Revenue and Expense Recognition
         Revenue is recognized when earned rather than when received. Sales are recognized when a product is delivered or shipped to the customer and all material conditions relating to the sale have been substantially performed. Expenses are charged to operations as incurred.

Stock Based Compensation
         Stock based compensation is accounted for by using the intrinsic value based method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company has adopted Statements of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," ("SFAS 123") which allows companies to either continue to account for stock based compensation to employees under APB 25, or adopt a fair value based method of accounting.

                                       F7

Earnings per Common Share
         The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"). SFAS 128 replaces the previous "primary" and "fully diluted" earnings per share with "basic" and "diluted" earnings per share. Unlike "primary" earnings per share that included the dilutive effects of options, warrants and convertible securities, "basic" earnings per share reflects the actual weighted average of shares issued and outstanding during the period. "Diluted" earnings per share are computed similarly to "fully diluted" earnings per share. In a loss year, the calculation for "basic" and "diluted" earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

Income Taxes
         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS 109") which requires recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carry forwards. Measurement of deferred income tax is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

         The Company has $1,389 in net operating loss carryovers available to reduce future income taxes. These carryovers may be utilized through the year 2016. Generally Accepted Accounting Principles require the recognition of deferred tax assets resulting from the future reduction in taxes as this net operating loss is applied against future taxable income. Management has elected not to recognize this asset due to its estimate of the uncertainty of the realization of its future financial benefit.

Recent Accounting Pronouncements
         In April 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, "Reporting for Costs of Start-Up Activities" ("SOP 98-5"). Pursuant to this statement, the Company is required to expense all start-up costs related to new operations. Accordingly, the Company has expensed organization costs of $375.

Note 1.  Deferred Offering Costs
         Deferred offering costs consists of filing fees incurred through June 30, 2001 that are directly related to a proposed public offering described more fully in Note 3. If the public offering is successful, these costs will be offset against the proceeds in stockholders' equity. If the public offering is not successful, these costs will be expensed in full upon that determination.

                                       F8

Note 2.  Related Party Transactions
         Commencing in April 2001 through June 30, 2001, the sole stockholder advanced $796 to the Company. The advances are non-interest bearing, unsecured and due on July 31, 2002.

Note 3.  Proposed Public Offering
         The Company filed with the Securities and Exchange Commission, a registration statement in connection with a proposed $250,000 public offering of 500,000 units at $0.50 per unit, each consisting of 1 share of common stock and 1 Class A and 1 Class B warrant.

Note 4.  Stock Option Plan
         On January 31, 2001, the Company adopted the 2001 Consolidated Pictures Corp. Stock Option Plan ("Plan"). The Plan provides for the issuance of up to 500,000 shares for options over a ten-year period. Under provisions of the Plan, the purchase price for a share of stock subject to the options shall not be less than 100% of the fair market value of the stock at the date of grant. As of June 30, 2001 no options had been granted under the Plan.

                                       F9

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses payable by Consolidated Pictures Corp. in connection with the issuance and distribution of the securities being registered are as follows:

         SEC registration fee                                     $   375
         Blue Sky fees and expenses                                 2,000
         Legal fees and expenses                                    1,000
         Accounting fees and expenses                               1,000
         Promotion and advertising expenses                        11,000
         Printing and engraving expenses                            1,000
         Transfer agent fees and expenses                           2,000
         Miscellaneous expenses                                     1,625

                  Total                                           $20,000


ITEM 25.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our Certificate of Incorporation contains provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty (other than breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law (the "DGCL") or for any transaction from which the director derived an improper personal benefit) and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. As a result of this provision, the ability of our company or a stockholder of ours to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under the U.S. securities laws.

         In addition, our Certificate of Incorporation and By-laws provide mandatory indemnification rights, subject to limited exceptions, to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of our company, or is or was serving at the request of the company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         We sold the following shares of common stock since our incorporation on January 16, 2001:

         With our formation, we issued 4,500,000 shares on January 16, 2001, to our founder, Mr. Pack. Mr. Pack paid $1,000 for these shares, which were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS

  Exhibit     Description of Document
    1.1       Form of subscription agreements **
    3.1       Certificate of Incorporation of Consolidated Pictures Corp. **
    3.2       By-laws of Consolidated Pictures Corp. **
    3.6       Class A Redeemable Warrant Agreement including Form of Class A
              Redeemable Warrant Certificate **
    3.7       Class B Redeemable Warrant Agreement including Form of Class B
              Redeemable Warrant Certificate **
    4.1       Specimen common stock certificate **
    5.1       Opinion of David L. Kahn, Esq.**
    10.4      2001 Consolidated Pictures Corp. stock option plan **
    23.1      Consent of Michael F. Cronin, Certified Public Accountant**
    23.2      Consent of David L. Kahn, Esq.**

**  Previously filed

ITEM 28. UNDERTAKINGS

Consolidated Pictures Corp. undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table; and

         (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, this registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to the registration statement to be signed on our behalf by the undersigned, in the City of New York, State of New York, on August 15, 2001.

         Consolidated Pictures Corp.

         /s/ Avery Pack
         --------------------------
         Avery Pack, President

         In accordance with the Securities Act of 1933, this amendment to the registration statement was signed by the following persons in the capacities and on the dates indicated.

         /s/ Avery Pack                                        8/15/2001
         ---------------------------
         Avery Pack
         (Principal Executive Officer,
         Director, Principal Accounting Officer,
         and Principal Financial Officer)